EXH10-18

                                                              7 June, 1994



Mr. Walter Nadrag
SICO, Jena GmbH
D-7724 Jena, Postfach 78
GERMANY

Dear Walter:

Re:  Agreement between SICO and FiberCore, Inc.

This represents a legally binding contract and agreement between FiberCore and SICO to manufacture optical fibers and optical fiber preforms in SICO's existing facility in Jena, Germany, and to market the products.

Attachment 1 defines the terms of this agreement.

Both parties recognize that they will reveal confidential information to the other party and agree that all such proprietary information will not be disclosed to third parties without express written permission.

Understood and agreed to by:




For SICO GmbH                               For FiberCore, Inc.


------------------------------              --------------------------------
Walter Nadrag             Date                Mohd Aslami                Date
                                              President & Chairman


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                      ATTACHMENT 1 - Term of the Agreement

1. FiberCore will organize a 100% German subsidiary FiberCore GmbH. This new company will become FiberCore's European Common Market base.

2. FiberCore GmbH will take over operational control of SICO Preform and fiber operation, including manufacturing, sales, marketing, quality control, billing and collections.

3. FiberCore Inc. will provide technology to upgrade existing multi-mode fiber production.

4. FiberCore Inc. will provide product and process technology to add single mode fiber production.

5. FiberCore GmbH will provide the necessary investment to upgrade the existing equipment shown in Exhibit B, so as to increase total production and improve the product quality, and increase sales subject to market demands, and cost competitiveness. The minimum investment guaranteed by FiberCore, Inc. shall be DM 2,000,000. The nature, timing, and any other considerations with respect to such upgrades shall be determined by FiberCore GmbH's board of directors.

6. FiberCore GmbH will lease factory and office space as shown on Exhibit A, from SICO for six(6) years at a fixed monthly rental, as provided for in item #8 below. The lease term shall commence on July , 1994. The monthly rental shall include all utility costs, such as air conditioning, heating, water, lighting, etc., for preform and fiber draw rooms, property taxes, insurance, maintenance, and other related operating expenses for all leased space.

     In addition, FiberCore GmbH shall be granted renewal options (for periods of 1,3, or 5 years) for an aggregate period of twenty five (25) years. Within 120 days prior to the termination of the initial lease term, and any subsequent lease terms, FiberCore GmbH shall notify SICO of its intention to exercise the 1, 3, or 5 year renewal option. In the event that FiberCore GmbH elects to renew the lease, the annual rental during the renewal period(s) shall be adjusted by the excess of actual annual utility expenses paid (by FiberCore GmbH directly to SICO) over the $207,000 ($179,000 and 28,000) annual base charge for such expenses, as shown in Exhibit C (3), provided however, that such annual percentage increase shall not exceed the annual percentage increase in the inflation rate, as customarily measured for that region of Germany. The other items listed on Exhibit C (3) remain fixed for any subsequent renewal period.

7. FiberCore GmbH will lease from SICO all existing equipment relating to fiber and preform manufacturing, as shown in Exhibit B for a period of six
     (6) years, at a fixed rate as provided for in item #8, below, commencing on July , 1 994. At the end of the six (6) year lease period, FiberCore GmbH shall make a lump-sum payment equal to the then book value of the existing equipment shown in Exhibit B, in lieu of future lease payment.

     The fixed rate shall include all costs associated with utilities, such as air conditioning, heating, water, lighting, and clean room utilities, taxes, maintenance, and insurance.

     For purposes of this agreement, the existing equipment shown in Exhibit B shall be deemed to have a useful life of six (6) years from the date of the lease and, accordingly, said equipment should be depreciated over a period not to exceed six (6) years.

8. The payment for items 6 and 7 above shall be DM 584,000 per year, paid in equal monthly payments of DM 48.675.

9. FiberCore GmbH will contract with SICO for personnel including factory labor at SICO's direct costs. FiberCore GmbH will guarantee employing the services of at least 20 people at salaries and benefits as shown on Exhibit C, for the first 6 months of this Agreement. During the second six months the number of employees shall increase to at least 25. After this period, the minimum number of employment shall be at least 30. FiberCore GmbH shall have the option of selecting the personnel from the list shown on Exhibit C.

     To the extent that SICO satisfies its personnel obligations with respect to its government commitment under the program, FiberCore GmbH may elect to reduce its requirement ID contract for personnel from SICO, during the six
     (6) years covered under this provision. This requirement shall expire after the first six (6) year term.

10. FiberCore GmbH will transfer to SICO or SICO's owners 605,000 shares of FiberCore, Inc. (USA), currently valued at US $4 per share. Such transfer of shares shall be tied to the transfer of manufacturing equipment to FiberCore GmbH as indicated under item 7

11. Mr. Walter Nadrag will be offered directorship on the board of FiberCore GmbH for the term of this agreement.

12. This agreement is subject to FiberCore, Inc. approval of the Board of Directors.

13. In the event of default by FiberCore GmbH, SICO shall retain title to the equipment as listed in Exhibit B. Furthermore, SICO shall have the option to purchase any additional equipment acquired by FiberCore GmbH at fair market value. In the event SICO, or its' assignee chooses to maintain preform and/or fiber manufacturing, SICO must enter into an agreement with FiberCore to pay a royalty fee of five percent (5%).

14. In the event of default by SICO, FiberCore GmbH shall have the option to fulfill SICO's contractual agreement with the Government and obtain title to all assets on SICO's behalf.

15. All parties to this Agreement acknowledge and agree that other (sub) contracts, such as rental and equipment leases, security agreements, and other related agreements will be executed and delivered in connection to and in respect of this Agreement (collectively, the "transaction Agreements".


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16.  FiberCore will have the exclusive right to use all trade names, patents and proprietary know how that has been developed or owned by SICO with] respect to fiber optics.

17.  SICO  and  Shareholders  jointly  and  severally  represent,   warrant  and
     convenient to and with FiberCore GmbH and FiberCore. Inc. as follows:

                                See Attachment A

18. FiberCore GmbH and FiberCore, Inc. represent, warrant and covenant to SICO and its Shareholders as follows:

                                See Attachment B

19.  Financials


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                                  ATTACHMENT A

Representation and Warranties:

(i) SICO and of its related entities, if any, duly organized and existing and, if applicable, in good standing under the laws of its jurisdiction of organization, and has the full power and authority to own its property and carry on its business as now being conducted.

(ii) SICO has full power and authority to enter into, execute and deliver this Agreement and any other agreements executed and delivered in connection herewith (collectively, the "Transaction Agreements") and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary action. No consent or approval is required as a condition to the validity or performance of any of the Transaction Agreements, and the performance of SICO of its obligations thereunder will not violate (1 ) any law, ordinance or rule applicable to SICO or its Shareholders, (ii) the articles of incorporation, by-laws, partnership agreement or certificate of partnership, as applicable, of SICO or (iii) any agreement by which the Customer is bound or by which any of its assets are affected.

(iii) All authorizations, consents, approvals, registrations, exemptions and licenses with or from governmental authorities which are necessary for entering into, execution and delivery of the Transaction Agreements and the performance by SICO of its obligations thereunder have been effected or obtained and are in full force and effect

(iv) This Agreement constitutes, and the other Transaction Agreements, when executed and delivered for value received, will constitute, the valid and legally binding obligations of SICO and Shareholders enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(v) There are no legal proceedings, law suits, or investigations pending or, so far as the officers or Shareholders, as the case may be of SICO know, threatened before any court or arbitrator or before or by any governmental authority which, in any one case or in the aggregate, if determined adversely to the interests of SICO or its related entities, if any, would have a material adverse effect on (a) the business, properties, conditions (financial or otherwise) or operations, present or prospective, of SICO or its related entities if any, or (b) the Transaction (s) contemplated by this Agreement.

         SICO is not aware of infringing on any third party patents or has it been notified by any such third party.

(vi) There is no statute, regulation, rule, order or judgment, and no provision of any mortgage, indenture, contract or agreement binding on SICO or affecting its properties which would prohibit, conflict with or in any way prevent the execution, delivery, or carrying out of the terms of any of the Transaction Agreements.


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(vii)    SICO and each of its related  entities,  if any, has filed or caused to be filed all tax returns which to the knowledge of SICO are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessment made against it or any of its property and all other taxes, assessments, fees, liabilities or other charges imposed on it or any of its property by any governmental authority, except for any taxes, assessments, fees, liabilities or other charges which are being contested in good faith and for which reserves which are adequate under generally accepted accounting principles have been established.

(viii) SICO holds full right, title and interest in and to the equipment and other property describe in this Agreement, free and clear of any claim, lien, security interest, or other similar charge, except as others provided for in this agreement to FiberCore. GmbH.

(ix) Shareholders covenant that during the initial six (6) year term of this Agreement that they will not (a) sell, transfer, gift, or in any manner whatsoever, directly or indirectly, dispose of their shares in SICO, and (b) cause SICO to sell, dispose, transfer, or in any manner whatsoever, including by way of merger, consolidation, or other corporate transaction, directly or indirectly, dispose of substantially all the assets or property of SICO, including specifically the assets and property of SICO which are the subject of this Agreement.

                                  ATTACHMENT B

Representation and Warranties of FiberCore, Inc.

(I) FiberCore, Inc. is a corporation validly existing and in good standing under the laws of the State of Nevada.

(ii) FiberCore, Inc. has full corporate power and authority to make, execute, deliver and perform this Agreement and to execute, deliver and perform the other instruments required to be delivered.

(iii) The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of FiberCore, Inc., and this Agreement when executed and delivered, will constitute the legal, valid and binding obligations of FiberCore, Inc., enforceable against it in accordance with their respective terms

Representation and Warranties of FiberCore GmbH.

(i) Organization and Good Standing FiberCore GmbH is a corporation validly existing and in good standing under the laws of Germany.

(ii) FiberCore GmbH has full corporate power and authority to make, execute, deliver and perform this Agreement and to execute, deliver and perform the other instruments required to be delivered.

(iii) The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of FiberCore GmbH, and this Agreement when executed and delivered will constitute the legal, valid and binding obligations of FiberCore GmbH, enforceable against it in accordance with their respective terms.

BQL Burgauer Quarzglasschmelze
und Lichtwellenleiterwerk GmbH

Bisherige Arbeiten zur Preformentwicklung

1979-1981         GI-MM-Preform 50/125
                  Kernglassystem GeO2-P2O5-SiO2
                  Arbeitswellenlange 0,85 (mu)m

1984-1986         GI-MM-Preform 50/125
                  Arbeitswellenlange 1,3 (mu)m

1985-1986         Strahlungsharte GI-MM-Preform 50/125
                  Kernglassystem GeO2- SiO2
                  Arbeitswellenlange 1,3, (mu)m

1987-1989         Standard-SM-Preform 9/125
                  Profiltyp: depressed cladding
                  Kernglassystem GeO2-SiO2
                  Claddingglassystem P2O5-F-SiO2

1990              DS-SM-Preform
                  Profiltyp:triangular core
                           triple clad, depressed inner cladding
                  Arbeitswellenlange 1,55(mu)m

1991              HNA-GI-MM-Preform 62,5/125
                  Arbeitswellenlange 0,85 / 1,3 (mu)m

1992              HNA large core GI-Preform 100/140
                  Arbeitswellenlange 0,85 / 1,3 (mu)m



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                           SECURITY OWNERSHIP CONTRACT

                                     between

1)   Jena, etc. represented by its Managing Director Walter Nadrag,

2)   FiberCore, etc. represented by its President Dr. Mohd A. Aslami and Gregory
     A. Perry.

In view of the already sealed but still to be certified, contract agreements regarding the formation of FiberCore GmbH, Germany, signatory 1.) will give signatory, 2.) for receipt of six hundred five thousand shares, current market value of S4 per/sh., equipment listed in the appendix, property of Jena Quarzschmelze GmbH, as security.

The security will be maintained until payment for 605,000 shares of FiberCore, Inc. has been made. Signatory 1.) declares that all afore mentioned equipment is free of any lien against it by any third party.